Exhibit 99.1

Pro Forma Adjusted EBITDA Reconciliation

The following tables set forth a reconciliation of Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA to net income:

	Fiscal year
($ millions)	2006	2007	2008	2009	2010

Net Income	$39.1	$59.8	$84.8	$115.2	$131.7
% margin	2.0%	2.8%	3.5%	4.5%	4.6%

Income tax expense	25.0	36.1	52.5	65.7	79.1
Equity in earnings of unconsolidated subsidiary	(0.4)	(0.8)	(0.3)	(0.3)	(0.3)
Loss on debt extinguishment	0.4	—	0.2	—	19.1
Interest and other income	(2.3)	(2.1)	(2.1)	(1.8)	(1.0)
Realized gain on investments	0.5	(0.2)	(2.7)	(2.1)	(2.5)
Interest expense	45.6	46.9	42.1	41.0	22.9
Interest income from restricted assets	(6.0)	(7.1)	(6.4)	(4.5)	(3.1)
Income from operations	$101.7	$132.6	$168.2	$213.1	$246.0

Interest income from restricted assets	6.0	7.1	6.4	4.5	3.1
Depreciation and amortization expense	66.0	70.5	69.0	64.4	65.3
Reported Adjusted EBITDA	$173.7	$210.2	$243.6	$282.0	$314.4
% margin	9.0%	10.0%	10.1%	11.0%	11.0%

Run-rate impact of acquisitions					29.7
Non-cash equity based compensation expense					6.7
DOJ accrual					3.1
Dividends from unconsolidated subsidiary					0.4
Public company costs					2.0
Evaluation of European acquisition costs					0.8
DOJ accrual related legal fees					0.9
PQRI accrual					(2.5)
Pro Forma Adjusted EBITDA					$355.6

Discussion of adjustments to Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA

•       Reported Adjusted EBITDA — Reflects Adjusted EBITDA as defined in the Company’s public filings.

•       Run-rate impact of acquisitions — Represents the annualized estimated impact on Reported Adjusted EBITDA of the following acquisitions as if they had been acquired on January 1, 2010:  Gold Coast Ambulance Service (May 2010); Clinical Partners, P.A. (May 2010); Affilion, Inc. (July 2010); Fredericksburg Anesthesia Consultants, PLLC (July 2010); Milford Anesthesia Associates (December 2010); North Pinellas Anesthesia Associates, P.A. (January 2011); Northwood Anesthesia Associates LLC (January 2011); Doctor’s Ambulance Service (February 2011) and BestPractices, Inc. (April 2011).  For acquisitions completed in May and July of 2010, the Company calculated the incremental Reported Adjusted EBITDA from January 1, 2010 through the acquisition date using annualized actual Reported Adjusted EBITDA subsequent to the acquisition date.  For all other acquisitions, the Company used annualized 2010 EBITDA prior to the acquisition date, adjusted for non-recurring items.  There can be no assurance that the Company would have generated the estimated levels of Adjusted EBITDA had it owned the acquired businesses on January 1, 2010.

Discussion of adjustments to Reported Adjusted EBITDA and Pro Forma Adjusted EBITDA (continued)

•       Non-cash equity based compensation expense — Represents the non-cash equity based compensation expense related to equity based awards under the Company’s Amended and Restated Long-Term Incentive Plan and Equity Option Plan. The plans will be terminated upon consummation of the Merger.

•       DOJ accrual — Represents a reserve recorded during 2010 in connection with a tentative legal settlement relating to a United States Department of Justice investigation of certain AMR affiliates in the State of New York.  In December 2006, AMR received a subpoena from the United States Department of Justice (the “DOJ subpoena”).  The DOJ subpoena required the Company to produce a broad range of documents relating to the operations of certain AMR affiliates in New York.

•       Dividends from unconsolidated subsidiary — Represents the cash dividends recognized in 2010 relating to the minority interest held by AMR in a joint venture in Trinidad.  AMR recognizes equity in earnings of the unconsolidated subsidiary in the income statement, but not in Reported Adjusted EBITDA.

•       Public company costs — Represents the portion of expenses related to investor relations, audit and legal functions that will be reduced once EMSC is no longer a publicly-listed company upon completion of the Transaction.

•       Evaluation of European acquisition costs — Represents costs incurred related to evaluating potential European acquisitions by AMR during 2010. Management does not intend to pursue European targets at this time.

•       DOJ accrual related legal fees — Represents the legal fees incurred in connection with the DOJ subpoena and the tentative legal settlement.

•       Physician Quality Reporting Initiative (“PQRI”) accrual — Represents an adjustment to move revenue and expenses related to the PQRI to the dates the services were provided under the PQRI process.  The PQRI is a voluntary individual reporting program that provides an incentive payment to identified eligible professionals who satisfactorily report data on quality measures for covered Physician Fee Schedule services furnished to Medicare Part B beneficiaries. Prior to 2010, PQRI related revenue and expenses were recognized when the funds were received.